                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant /X/

Filed by a Party other than the Registrant / /

Check the appropriate box:

/X/  Preliminary Proxy Statement                / /  Confidential, for Use of the Commission
                                                Only (as permitted by Rule 14a-6(e)(2))
/ /  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                         First Liberty Financial Corp.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2) or
     Item 22(a)(2) of Schedule 14A.

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                         FIRST LIBERTY FINANCIAL CORP.
                               201 SECOND STREET
                              MACON, GEORGIA 31297

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD JANUARY 31, 1996

     NOTICE HEREBY IS GIVEN that the 1996 Annual Meeting of Stockholders of First Liberty Financial Corp. (the "Company") will be held in the Community Room of First Liberty Bank Tower, 201 Second Street, Macon, Georgia, on Wednesday, January 31, 1996, at 2:00 p.m., local time, for the purpose of considering and voting upon:

          1. A proposal to elect seven directors.

          2. A proposal to amend the Articles of Incorporation to add a new
     Section 8 to provide (i) for a classified Board of Directors, (ii) that the Board shall consist of not less than six members and not more than fifteen members, with the exact number to be fixed by resolution of the Board,
     (iii) that any vacancy on the Board shall be filled by a majority vote of the directors then in office, whether or not a quorum, and (iv) that the minimum number of directors may be decreased and the maximum number increased only by a two-thirds vote of the stockholders.

          3. A proposal to amend the First Liberty Financial Corp. 1992 Stock Incentive Plan to (i) increase by 221,000 the number of shares of Common Stock authorized for issuance under the plan, and (ii) permit the grant of options exercisable for up to ten years.

          4. A proposal to approve the First Liberty Financial Corp. 1995 Director Stock Option Plan.

          5. Such other business as properly may come before the Annual Meeting or any adjournments thereof.

     Information relating to the above matters is set forth in the attached Proxy Statement. Stockholders of record at the close of business on December 11, 1995 will be entitled to receive notice of and to vote at the Annual Meeting and any adjournments thereof.

                                           By Order of the Board of Directors.

                                           /s/ Richare A. Hills, Jr.
                                           -------------------------
                                           RICHARD A. HILLS, JR.
                                           Secretary

Macon, Georgia
December [20], 1995

PLEASE READ THE ATTACHED PROXY STATEMENT AND THEN PROMPTLY COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD IN THE ACCOMPANYING POSTAGE-PAID ENVELOPE. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY REVOKE THE PROXY CARD AND VOTE IN PERSON IF YOU WISH.

                         FIRST LIBERTY FINANCIAL CORP.
                               201 SECOND STREET
                              MACON, GEORGIA 31297

                                PROXY STATEMENT
                                      FOR

                         ANNUAL MEETING OF STOCKHOLDERS
                                   TO BE HELD
                                JANUARY 31, 1996

     This Proxy Statement is furnished to the stockholders of First Liberty Financial Corp. (the "Company") in connection with the solicitation of proxies by the Board of Directors of the Company to be voted at the 1996 Annual Meeting of Stockholders and at any adjournments thereof (the "Annual Meeting"). The Annual Meeting will be held on Wednesday, January 31, 1996, in the Community Room of the First Liberty Bank Tower, 201 Second Street, Macon, Georgia, at 2:00 p.m., local time.

     The approximate date on which this Proxy Statement and the accompanying proxy card are first being sent or given to stockholders is December [20], 1995.

                                     VOTING

GENERAL

     The securities which can be voted at the Annual Meeting consist of common stock of the Company, $1.00 par value per share (the "Common Stock"), with each share entitling its owner to one vote on each matter submitted to the stockholders. The record date for determining the holders of Common Stock who are entitled to notice of and to vote at the Annual Meeting is December 11, 1995. On the record date, [3,961,998] shares of Common Stock were outstanding and eligible to be voted at the Annual Meeting.

QUORUM AND VOTE REQUIRED

     The presence, in person or by proxy, of a majority of the outstanding shares of Common Stock is necessary to constitute a quorum at the Annual Meeting. In determining whether a quorum exists at the Annual Meeting for purposes of all matters to be voted on, all votes "for" or "against" as well as all abstentions (including votes to withhold authority to vote) will be counted.

     In voting for the proposal to elect directors (Proposal No. 1), stockholders may vote in favor of all nominees or withhold their votes as to specific nominees. The vote required to approve Proposal No. 1 is governed by Georgia law and is a plurality of the votes cast by the holders of shares entitled to vote, provided a quorum is present. Votes withheld and broker non-votes will not be counted and will have no effect.

     In voting for the proposal to amend the Articles of Incorporation (Proposal No. 2), stockholders may vote in favor of the proposal or against the proposal or may abstain from voting. The vote required to approve Proposal No. 2 is governed by Georgia law and is a majority of the outstanding shares of Common Stock entitled to vote, provided a quorum is present. Abstentions and broker non-votes are considered in determining the number of votes required to obtain a majority of the shares represented and entitled to vote at the Annual Meeting and will have the same legal effect as a vote against such proposal.

     In voting for the other proposals (Proposal No. 3 and Proposal No. 4), stockholders may vote in favor of the proposals or against the proposals or may abstain from voting. The vote required to approve these proposals is governed by federal law and is the affirmative vote of the holders of a majority of the shares represented and entitled to vote at the Annual Meeting, provided a quorum is present. Abstentions and broker non-votes are considered in determining the number of votes required to obtain a majority of the shares represented and entitled to vote at the Annual Meeting and will have the same legal effect as a vote against such proposal.

     The Company believes that a total of 1,262,142 shares held by directors and executive officers of the Company, constituting approximately 32% of the outstanding Common Stock, will be voted in favor of each proposal.

PROXIES

     All properly executed proxy cards delivered pursuant to this solicitation and not revoked will be voted at the Annual Meeting in accordance with the directions given. In voting by proxy with regard to the election of directors, stockholders may vote in favor of all nominees, withhold their votes as to all nominees or withhold their votes as to specific nominees. In voting by proxy with regard to the other proposals, stockholders may vote for or against each proposal or abstain from voting. Stockholders should specify their choices on the accompanying proxy card. IF NO SPECIFIC INSTRUCTIONS ARE GIVEN WITH REGARD TO THE MATTERS TO BE VOTED UPON, THE SHARES REPRESENTED BY A SIGNED PROXY CARD WILL BE VOTED "FOR" THE PROPOSALS LISTED ON THE PROXY CARD. If any other matters properly come before the Annual Meeting, the persons named as proxies will vote upon such matters according to their judgment.

     All proxy cards delivered pursuant to this solicitation are revocable at any time at the option of the persons executing them by giving written notice to the Secretary of the Company at First Liberty Financial Corp., 201 Second Street, Macon, Georgia 31297, by delivering a later dated proxy card, or by voting in person at the Annual Meeting.

     All expenses incurred in connection with the solicitation of proxies will be paid by the Company. Such costs include charges by brokers, fiduciaries and custodians for forwarding proxy materials to beneficial owners of stock held in their names. The Company has retained Corporate Investor Communications, Inc., a proxy solicitation firm, to assist in the solicitation of proxies at a fee of $2,750 plus reimbursement of out-of-pocket costs. Solicitation also may be undertaken by mail, telephone and personal contact by directors and executive officers of the Company without additional compensation.

STOCK OWNERSHIP

  Principal Stockholders

     The following table sets forth information as of December 1, 1995, regarding the ownership of Common Stock by each person known to the Company to be the beneficial owner of more than 5% of Common Stock. [Footnotes appear after the second following table.]

                                                                            SHARES          PERCENT
                                                                         BENEFICIALLY         OF
                           NAME AND ADDRESS                                OWNED(1)          CLASS
-----------------------------------------------------------------------  ------------       -------
Thomas H. McCook.......................................................     529,325(2)       13.36%
  4848 Brittany Drive
  Macon, Georgia 31210
Robert F. Hatcher......................................................     308,117(3)        7.65%
  4870 Forsyth Road
  Macon, Georgia 31210
Alfa Mutual Insurance Company..........................................     263,250(4)        6.64%
  C. Lee Ellis
  P.O. Box 11000
  Montgomery, Alabama 31698

  Directors and Executive Officers

     The following table sets forth information as of December 1, 1995, regarding the ownership of Common Stock by each director (including nominees for director) of the Company and by the executive officers of the Company and its subsidiaries, First Liberty Bank (the "Bank") and Liberty Mortgage Corporation, named in the Summary Compensation Table on page [ ], and by all directors and executive officers as a group. An asterisk (*) indicates less than one percent (1%) of outstanding Common Stock.

                                                                            SHARES          PERCENT
                                                                         BENEFICIALLY         OF
                           NAME AND ADDRESS                                OWNED(1)          CLASS
-----------------------------------------------------------------------  ------------       -------
F. Don Bradford........................................................        76,065(5)      1.92%
  Director and nominee
Richard W. Carpenter...................................................        70,894(6)      1.79%
  Director and nominee
Charles G. Davis.......................................................        38,788(7)         *
  Executive officer
C. Lee Ellis...........................................................       263,250(4)      6.64%
  Director and nominee
Robert F. Hatcher......................................................       308,117(3)      7.65%
  Director and nominee; Executive officer
Richard A. Hills, Jr...................................................        18,359(8)         *
  Executive officer
Melvin I. Kruger.......................................................         3,491(9)         *
  Director and nominee
Thomas H. McCook.......................................................       529,325(2)     13.36%
  Director and nominee
Lee B. Murphey.........................................................        22,805(10)        *
  Executive Officer
J. Larry Wallace.......................................................        32,541(11)        *
  Executive Officer
Jo Slade Wilbanks......................................................           550            *
  Director and nominee
All directors and executive officers as a group........................     1,432,773(12)    34.67%
  (17 persons)

---------------

 (1) The information shown above is based upon information furnished to the Company by the named persons or by documents filed with the Securities and Exchange Commission ("SEC"). Beneficial ownership as reported in the table has been determined in accordance with SEC regulations. Included, among other securities, are shares of Common Stock which may be acquired (i) within 60 days upon the exercise of stock options, and (ii) at any time upon the conversion of the Company's Series B 6.0% Cumulative Convertible Preferred Stock ("Conversion Shares"). All persons shown in the table have sole voting and investment power with regard to the shares shown as owned by such persons except as otherwise indicated.
 (2) Includes 102,000 shares held by Mr. McCook as trustee for his children.
 (3) Includes 65,250 shares which Mr. Hatcher may acquire upon the exercise of stock options, 11,652 shares allocated to his account under the Company's Employee Savings and Stock Ownership Plan (the "ESSOP"), 1,115 shares allocated to his account under the Company's Executive Deferred Compensation Plan (the "EDCP"), 49,850 shares held in a fiduciary capacity, and 40,000 shares owned by a corporation of which Mr. Hatcher is the principal stockholder, which may be deemed to be owned beneficially by Mr. Hatcher. Not included are 25,750 shares which Mr. Hatcher may acquire upon the exercise of stock options not exercisable within 60 days. See also "Proposal No. 1 -- Election of Directors -- Executive Employment Agreements."
 (4) The shares shown as owned beneficially by Alfa Mutual Insurance Company ("Alfa") include shares held by certain Alfa affiliates and 5,500 shares held by C. Lee Ellis, a director of the Company who serves as Executive Vice President, Investments, of Alfa. Mr. Ellis is deemed to beneficially own the shares owned by Alfa by virtue of his position with Alfa.
 (5) Includes 8,227 shares owned by Mr. Bradford's wife, 863 shares held in a fiduciary capacity, and 35,000 shares owned by a family partnership of which Mr. Bradford is the general partner.
 (6) Includes 25,094 shares owned by a family partnership of which Mr. Carpenter is the general partner and 40,400 shares owned by a profit-sharing plan of which Mr. Carpenter is the beneficial owner.
 (7) Includes 19,000 shares which Mr. Davis may acquire upon the exercise of stock options, 8,283 shares allocated to his account under the ESSOP, and 450 shares held in a fiduciary capacity. Not included are 2,000 shares which Mr. Davis may acquire upon the exercise of stock options not exercisable within 60 days.
 (8) Includes 14,000 shares which Mr. Hills may acquire upon the exercise of stock options, 3,559 shares allocated to his account under the ESSOP, 400 shares owned jointly with his wife, and 400 shares owned by his wife. Not included are 2,000 shares which Mr. Hills may acquire upon the exercise of stock options not exercisable within 60 days.
 (9) These shares are owned jointly with Mr. Kruger's wife.
(10) Includes 18,000 shares which Mr. Murphey may acquire upon the exercise of stock options, 2,255 shares allocated to his account under the ESSOP, and 2,000 shares held in a fiduciary capacity. Not included are 2,000 shares which Mr. Murphey may acquire upon the exercise of stock options not exercisable within 60 days.
(11) Includes 14,000 shares which Mr. Wallace may acquire upon the exercise of stock options, 11,039 shares allocated to his account under the ESSOP, 835 shares allocated to his account under the EDCP, 1,500 shares held in trust for his children, and 242 shares owned by his wife. Not included are 2,000 shares which Mr. Wallace may acquire upon the exercise of stock options not exercisable within 60 days.
(12) Includes 168,250 shares which the executive officers may acquire upon the exercise of stock options, 53,901 shares allocated to the executive officers' respective accounts under the ESSOP, 2,338 shares allocated to the executive officers' respective accounts under the EDCP, 257,750 shares owned by Alfa, and 854 Conversion shares. Not included are 52,750 shares which the executive officers may acquire upon the exercise of stock options not exercisable within 60 days.

                                 PROPOSAL NO. 1

                             ELECTION OF DIRECTORS

     Nominees. Pursuant to the Bylaws, the authorized number of directors of the Company has been set at seven, and the Board of Directors has nominated the seven persons named below to serve as directors until the next Annual Meeting of Stockholders or for the terms indicated below (if Proposal No. 2 is adopted) or until their earlier death, resignation or removal from office. Each of the seven nominees presently is a member of the Board of Directors and has consented to serve another term as a director if elected. All of the nominees were elected at the last Annual Meeting of Stockholders. If any of the nominees should be unavailable to serve for any reason (which is not anticipated), the Board of Directors may designate a substitute nominee or nominees (in which event the persons named as proxies will vote the shares represented by all valid proxy cards for the election of such substitute nominee or nominees), allow the vacancy or vacancies to remain open until a suitable candidate or candidates are located, or amend the Bylaws to reduce the number of directors to a number not fewer than six.

     If the stockholders adopt Proposal No. 2 to provide for a classified Board of Directors, two directors will be elected for a term expiring at the 1997 Annual Meeting, two directors will be elected for a term expiring at the 1998 Annual Meeting, and three directors will be elected for a term expiring at the 1999 Annual Meeting. If the stockholders do not adopt Proposal No. 2, seven directors will be elected for a term expiring at the 1997

Annual Meeting. Unless otherwise indicated thereon, the shares represented by a signed proxy card will be voted for all seven nominees listed below to serve for the terms indicated.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THE PROPOSAL TO ELECT THE SEVEN NOMINEES BELOW TO SERVE FOR THE TERMS INDICATED.

      CLASS I                 CLASS II               CLASS III
 TERM EXPIRES 1997       TERM EXPIRES 1998       TERM EXPIRES 1999
-------------------    ----------------------    ------------------
Melvin I. Kruger       F. Don Bradford           Thomas H. McCook
Jo Slade Wilbanks      Richard W. Carpenter      C. Lee Ellis
                                                 Robert F. Hatcher

     Information as of December 1, 1995 about each of the nominees is set forth below. Their respective ownership of Common Stock is set forth in the table on
pages [   ] and [   ].

     F. Don Bradford. Mr. Bradford is the retired Chairman of the Board and owner of Macon Janitor Service, Inc., Macon, Georgia. He has served as a director of the Company since 1984 and as a director of the Bank since 1966. Mr. Bradford is 68.

     Richard W. Carpenter. Mr. Carpenter is President of Citizens Properties, Inc., Atlanta, Georgia, and President of Commonwealth Oil Refining Company, San Antonio, Texas. He has served as a director of the Company and as a director of the Bank since 1984. Mr. Carpenter is 58.

     C. Lee Ellis. Mr. Ellis is Executive Vice President, Investments, of Alfa Mutual Insurance Company, Montgomery, Alabama. Mr. Ellis has served as a director of the Company and as a director of the Bank since 1986. Mr. Ellis is 44.

     Robert F. Hatcher. Mr. Hatcher has served as President and Chief Executive Officer of the Company and as a director of the Company since 1990. He served as President of the Bank's Middle Georgia Division from 1988 until 1989, when he was elected President of the Bank. In 1990, he assumed the additional title of Chief Executive Officer of the Bank. Previously, Mr. Hatcher was Senior Vice President of Trust Company Bank of Middle Georgia, where he had been employed for 27 years. Mr. Hatcher is 54.

     Melvin I. Kruger.  Mr. Kruger is President and Chief Executive Officer of
L. E. Schwartz & Son, Inc., Macon, Georgia. He has served as a director of the Company since 1993 and as a director of the Bank since July 1995. Mr. Kruger is 66.

     Thomas H. McCook. Mr. McCook is Vice President of Cherokee Culvert Company, Inc., Macon, Georgia. He has served as a director of the Company since 1984, as a director of the Bank since 1978, and as Chairman of the Boards of Directors of both entities since 1990. Mr. McCook is 56.

     Jo Slade Wilbanks. Ms. Wilbanks is Central Region Manager of Georgia Power Company, Macon, Georgia. She has served as a director of the Company since 1994 and as a director of the Bank since July 1995. Ms. Wilbanks is 48.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS; DIRECTOR COMPENSATION

     The Board of Directors of the Company conducts regular meetings, generally on a monthly basis, and also conducts some of its business through meetings of the three committees described below. Additionally, all of the directors are members of the Bank's Board of Directors. The Board of Directors of the Company met fourteen times during the fiscal year ended September 30, 1995. All of the directors attended at least 75% of the Board meetings.

     The Audit Committee is responsible for reviewing with the Company's independent accountants the scope and results of their audit engagement and management letter, consulting with management with regard to the Company's accounting methods and the adequacy of its internal controls, and overseeing and reviewing the Company's internal auditing procedures. Mr. Bradford, Mr. Carpenter, Mr. Ellis, Mr. Kruger, and Ms. Wilbanks were members of this committee during the fiscal year. The committee met nine times during the year.

     The Corporate Strategy Committee is responsible for reviewing and evaluating the Company's strategic alternatives and its proposed acquisitions as recommended by the Company's management. Mr. Bradford, Mr. Carpenter, Mr. Ellis, Mr. Kruger, Mr. McCook, and Ms. Wilbanks were members of this committee during the fiscal year. The committee met twelve times during the year.

     The Compensation and Benefits Committee is responsible for determining the compensation levels of the Company's executive officers, reviewing and evaluating the Company's various benefit programs, and reviewing and setting the level of fees paid to directors. Mr. Bradford, Mr. Carpenter, Mr. Ellis, Mr. Kruger, Mr. McCook, and Ms. Wilbanks were members of this committee during the fiscal year. The committee met four times during the year.

     In addition to these committees of the Board of Directors, certain directors served during the year as members of the Bank's Senior Loan Committee and its Community Reinvestment Act Committee.

     Outside directors, i.e., those not employed by the Company or the Bank, are paid the following fees: (i) Board of Directors -- Chairman -- $1,300 per meeting; other directors -- $1,000 per meeting; excused absences -- 1/2 of usual fee; (ii) Corporate Strategy Committee -- $250 per meeting; (iii) other committees -- $150 per meeting. During the fiscal year ended September 30, 1995, those directors received total fees of $124,900, in the aggregate, for their services as Board and committee members.

     Effective in October 1995, the Board voted to change the fee structure so that each director would receive a $6,000 annual retainer, payable in four equal quarterly installments, and a $500 fee for each Board meeting attended ($800 for the Chairman) or for excused absences from such meetings.

     For information regarding stock options that are proposed to be granted to the non-employee directors of the Company beginning in fiscal year 1996, see "Proposal No. 4 -- Approval of First Liberty Financial Corp. 1995 Director Stock Option Plan."

EXECUTIVE COMPENSATION

     The following table sets forth the total annual compensation paid to the Company's chief executive officer and the Company's other four most highly compensated executive officers who received an annual salary and bonus in excess of $100,000 (collectively, the "Named Executive Officers") for each of the Company's last three completed fiscal years.

                           SUMMARY COMPENSATION TABLE

                                                                              LONG TERM
                                                                             COMPENSATION
                                                                                AWARDS
                                                                             ------------
                                                                              SECURITIES
                                                  ANNUAL COMPENSATION         UNDERLYING     ALL OTHER
                                                -----------------------        OPTIONS      COMPENSATION
      NAME AND PRINCIPAL POSITION        YEAR   SALARY($)   BONUS($)(1)        (NO.)(2)        ($)(3)
---------------------------------------  ----   ---------   -----------      ------------   ------------
Robert F. Hatcher......................  1995    235,000       82,250              -0-          5,998
  President and Chief Executive Officer  1994    205,000       51,250           21,000(4)       5,347
  of the Company and the Bank            1993    190,000       19,000           25,000(4)       4,720
Charles G. Davis.......................  1995    126,125       24,400              -0-          5,805
  Executive Vice President               1994    120,625       17,475            6,000(5)       4,237
  of the Bank                            1993    114,625       10,900            5,000(5)       2,655
J. Larry Wallace.......................  1995    122,563       23,600              -0-          5,010
  Executive Vice President               1994    116,875       17,025            6,000(5)       4,318
  of the Bank                            1993    111,875       10,700            5,000(5)       2,338
Richard A. Hills, Jr...................  1995    114,750       22,200              -0-          4,767
  Executive Vice President and General   1994    109,875       15,975            6,000(5)       3,680
  Counsel, Corporate Secretary, of the   1993    104,875       10,000            5,000(5)       2,789
  Company(6)

                                                                              LONG TERM
                                                                             COMPENSATION
                                                                                AWARDS
                                                                             ------------
                                                                              SECURITIES
                                                  ANNUAL COMPENSATION         UNDERLYING     ALL OTHER
                                                -----------------------        OPTIONS      COMPENSATION
      NAME AND PRINCIPAL POSITION        YEAR   SALARY($)   BONUS($)(1)        (NO.)(2)        ($)(3)
---------------------------------------  ----   ---------   -----------      ------------   ------------
Lee B. Murphey.........................  1995    104,216       20,200              -0-          4,659
  Executive Vice President               1994    100,038       14,400            6,000(5)       4,474
  of the Bank                            1993     94,525        9,010            5,000(5)       2,541

---------------

(1) Payments under the Company's Officer Profit Sharing Plan -- See pages [ ] and [ ].
(2) Grants of incentive stock options under the Company's 1983 Incentive Stock Option Plan (the "ISO Plan") and 1992 Stock Incentive Plan (the "1992 Plan") -- See pages [ ] and [ ].
(3) Contributions by the Company under the ESSOP -- See page [  ].
(4) The options granted to Mr. Hatcher in fiscal year 1993 were under the ISO Plan. Those granted to him in fiscal year 1994 were under the 1992 Plan, and his right to exercise such options vests as to 7,000 shares each one, two, and three years from date of grant, November 23, 1993, subject to an acceleration of vesting in the event of a "change of control" of the Company.
(5) The options granted to Mr. Davis, Mr. Wallace, Mr. Hills, and Mr. Murphey in fiscal years 1993 and 1994 were under the 1992 Plan, and their rights to exercise those granted in fiscal year 1994 vests as to 2,000 shares each one, two, and three years from date of grant, January 26, 1994, subject to an acceleration of vesting in the event of a "change of control" of the Company.
(6) Mr. Hills also holds the positions of Senior Vice President and General Counsel and Corporate Secretary of the Bank.

EXECUTIVE EMPLOYMENT AGREEMENTS

     Mr. Hatcher. Robert F. Hatcher was employed as President of the Bank's Middle Georgia Region effective February 1988, and was elected President of the Bank in October 1989. On September 28, 1990, Mr. Hatcher was elected President and Chief Executive Officer of the Company and the Bank. Effective as of November 1, 1990, the Company and the Bank entered into an Executive Employment Agreement with Mr. Hatcher, which provided for (a) Mr. Hatcher's employment at the pleasure of the Board of Directors, (b) an annual salary of $150,000, subject to annual review by the Board, (c) the grant to Mr. Hatcher of options to purchase 30,000 shares of Common Stock at a price of $5.64 per share, (d) the payment to Mr. Hatcher of one year's salary if his employment is terminated for any reason other than cause, and (e) the payment of two years' salary in the event of a "change of control" of the Company or the Bank unless he is offered a comparable position with an acquiring company. Additionally, Mr. Hatcher is entitled to other employment benefits made available to other officers of the Company generally. The agreement has been amended in each successive year to provide for salary increases and the grant of additional stock options as disclosed in this and prior proxy statements. On October 26, 1995, the Board authorized a 5% increase in Mr. Hatcher's annual salary to $246,750 (effective as of October 1, 1995) and granted to him options to purchase 25,000 shares of Common Stock at a price of $21.75 per share, vesting as to 6,250 shares each on the date of grant and one, two and three years from that date, subject to an acceleration of vesting in the event of a "change of control" of the Company. Such options expire ten years from the date of grant, subject to approval by the stockholders of the proposed amendments to the 1992 Plan. See "Proposal No.
3 -- Amendments to First Liberty Financial Corp. 1992 Stock Incentive Plan."

     Mr. Davis. Charles G. Davis was employed by the Bank in 1976 and presently serves as Executive Vice President in charge of operations. The Bank entered into an agreement with Mr. Davis on August 1, 1990, which provides for the payment to him of one year's salary if his employment is terminated for any reason other than cause or in the event of a "change in control" of the Company or the Bank.

     Mr. Wallace. J. Larry Wallace was employed by the Bank in 1983 and presently serves as Executive Vice President in charge of construction lending. The Bank entered into an agreement with Mr. Wallace on June 28, 1995, which provides for the payment to him of six months salary if his employment is terminated in the event of a "change in control" of the Company or the Bank unless he is offered a comparable position with an acquiring company.

     Mr. Hills. Richard A. Hills, Jr. was employed by the Company and the Bank in 1987 and presently serves as Executive Vice President and General Counsel of the Company, as Senior Vice President and General Counsel of the Bank, and as Secretary of both entities. The Company and the Bank entered into an agreement with Mr. Hills on November 5, 1987, which provides for the payment to him of one year's salary if his employment is terminated for any reason other than cause or in the event of a "change in control" of the Company or the Bank.

     Mr. Murphey. Lee B. Murphey was employed by the Bank in 1991 as Executive Vice President and Chief Credit Officer and presently serves in those capacities. The Bank entered into an agreement with Mr. Murphey on May 29, 1991, which provides for the payment to him of six months salary if his employment is terminated for any reason other than cause or in the event of a "change in control" of the Company or the Bank unless he is a offered a comparable position with an acquiring company. The provision expires five years from the date of his employment.

STOCK OPTION PLANS

     1983 Plans. In 1983, the Company established two stock option plans, the 1983 Incentive Stock Option Plan (the "ISO Plan") and the 1983 Restricted Stock Purchase Plan (the "Restricted Plan"), to attract key executive personnel and to encourage their continued employment. The ISO Plan provided for the grant of options intended to qualify as "incentive stock options" under the Internal Revenue Code, while the Restricted Plan was intended to supplement the ISO Plan as an "overflow" mechanism should any incentive stock option granted pursuant to the ISO Plan fail for any reason to qualify as such. Both plans were administered by the Compensation and Benefits Committee of the Company (the "Compensation Committee").

     A total of 265,000 shares of the Company's Common Stock was reserved for issuance pursuant to these plans. Prior to the expiration of the plans in 1993, options with respect to 114,000 shares of Common Stock had been granted and were still exercisable and, as of September 30, 1995, options with respect to 30,000 of those shares had been exercised.

     1992 Plan. In 1992, the Company adopted a new stock option plan, the First Liberty Financial Corp. 1992 Stock Incentive Plan (the "1992 Plan"), which was approved by the Company's stockholders in 1993. This plan was intended to further the growth and development of the Company by encouraging key officers of the Company or its subsidiaries to obtain a proprietary interest in the Company by purchasing its Common Stock. The 1992 Plan provides for both incentive stock options ("ISOs") and non-incentive options. The 1992 Plan is administered by the Compensation Committee.

     A total of 161,000 shares of Common Stock is reserved for issuance under the 1992 Plan. As of September 30, 1995, options with respect to 75,000 shares of Common Stock had been granted and were still exercisable, and options with respect to 42,000 shares of Common Stock had been exercised. The exercise price of each option is determined by the Compensation Committee, although the exercise price for ISOs may not be less than 100% of fair market value of the Common Stock as of the date of grant.

     During the fiscal year ended September 30, 1995, no options were granted under the 1992 Plan to any of the Named Executive Officers although options with respect to 15,000 shares of Common Stock were granted under that plan to one other executive officer of the Company. Such options vest in equal amounts on the first, second, and third anniversaries of date of grant, subject to an acceleration of vesting in the event of a "change of control" of the Company. The Company did not "re-price" any options during the year.

     For information regarding proposed amendments to the 1992 Plan, see "Proposal No. 3 -- Amendments to First Liberty Financial Corp. 1992 Stock Incentive Plan."

     The following table summarizes the aggregate number of options exercised during fiscal year 1995 by the Named Executive Officers and the aggregated values of all options held by the Named Executive Officers as of September 30, 1995.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                              NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                             UNDERLYING UNEXERCISED         IN-THE-MONEY OPTIONS
                              SHARES                       OPTIONS AT FISCAL YEAR-END     AT FISCAL YEAR-END(1)($)
                            ACQUIRED ON       VALUE        ---------------------------   ---------------------------
           NAME              EXERCISE     REALIZED(1)($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
--------------------------  -----------   --------------   -----------   -------------   -----------   -------------
Robert F. Hatcher.........     30,000         408,300         52,000         14,000        621,050         80,500
Charles G. Davis..........        -0-             -0-         17,000          4,000        220,200         20,000
J. Larry Wallace..........        -0-             -0-         12,000          4,000        143,850         20,000
Richard A. Hills, Jr......        -0-             -0-         12,000          4,000        143,850         20,000
Lee B. Murphey............        -0-             -0-         16,000          4,000        197,550         20,000

---------------

(1) Such value is computed by subtracting the option exercise price from the then current market price of the Common Stock and multiplying that result by the applicable number of shares.

OTHER COMPENSATION AND BENEFIT PLANS

     Officer Profit Sharing Plan. The Company adopted the Officer Profit Sharing Plan (the "OPSP") in 1990. Generally, all officers of the Company and its subsidiaries are eligible to participate in the OPSP, which is designed to reward them for their collective effort in maximizing the Company's "core earnings," i.e., the Company's net income from recurring operations. The OPSP provides that if core earnings for the fiscal year in question equal or exceed a predetermined minimum core earnings, the OPSP participants will receive additional cash compensation based upon a percentage of annual salary, with the percentage increasing as the amount of core earnings increases. If the Company's minimum core earnings goal for the fiscal year in question is not attained, no payments are made under the OPSP for that year. If the minimum core earnings goal is attained, there is a "base payment" for all participants, a portion of which (40% in fiscal year 1995) is allocated to a performance component for participants other than the Company's executive officers. Payment of the full performance component is dependent upon each participant's performance of certain pre-determined goals for the year. The Company's executive officers other than Mr. Hatcher are entitled to receive two times the applicable base payment and Mr. Hatcher is entitled to receive between three and four times the applicable base payment, as determined annually by the Compensation and Benefits Committee (the "Committee"). For the fiscal year ended September 30, 1995, minimum core earnings for the purpose of the OPSP was set at $6.0 million, which would have entitled each participant to a base payment of 5% of salary, but the minimum core earnings goal was exceeded by $2.1 million and the base payment was accordingly increased to 10% of salary under the OPSP. The OPSP is administered by the Committee, which annually establishes the minimum level of core earnings for the OPSP and the salary percentages applicable thereto.

     Employee Savings and Stock Ownership Plan. In 1988, the Company amended its Employee Stock Ownership Plan and merged it with the Company's Retirement Savings Plan Plus to form the First Liberty Financial Corp. Employee Savings and Stock Ownership Plan (the "ESSOP"), which combined the most beneficial aspects of those two plans to provide a more comprehensive and manageable investment plan for the Company's employees. The Company's stockholders approved the ESSOP in 1989.

     The ESSOP combines in one plan a Section 401(k) cash-or-deferred plan with an employee stock ownership plan. All employees of the Company and its subsidiaries who meet certain criteria as to hours of service are eligible to participate in the ESSOP. An ESSOP participant may elect to contribute on a before-tax basis up to 10% of his or her compensation per year, subject to a maximum dollar limitation which is adjusted for inflation from time to time. The ESSOP offers five investment alternatives, including Common Stock, in which a participant may invest the funds allocated to his or her account.

     The Company is required to make Employer Matching Contributions of 50% of the participants' net before-tax contributions, up to a maximum of 6% of each participant's compensation for each plan year. Additionally, the Company may make Employer Discretionary Contributions to the ESSOP in an amount equal to not more than 10% of the total compensation paid to each participant during the plan year. The Company's contributions to the ESSOP with respect to any participant become 20% vested after three years of service and vest in increments of 20% for each year of service thereafter, generally becoming 100% vested after seven years of service.

     Executive Deferred Compensation Plan. In 1994, the Company adopted the First Liberty Financial Corp. Executive Deferred Compensation Plan (the "EDCP"), a non-qualified deferred compensation plan. The EDCP is an unfunded plan maintained for the purpose of providing deferred compensation to a select group of highly compensated officers. The Company has limited the eligibility to participate in the EDCP to those officers having the title of First Vice President or above, a group presently comprising approximately twenty officers.

     The EDCP enables its participants to defer up to 10% of the amount they would otherwise receive as total compensation and have those funds invested by the Company in one or more of five investment alternatives, including Common Stock.

     Additionally, to the extent that participants in the EDCP do not receive their full entitlement of Employer Matching Contributions or Employer Discretionary Contributions under the ESSOP due to limitations imposed on their maximum contributions by ADP and ACP discrimination tests, those participants are eligible to receive them under the EDCP. The Company's contributions to the EDCP have the same vesting requirements as under the ESSOP.

TRANSACTIONS WITH THE COMPANY

     Loans. The Bank has a policy of offering loans to its directors, officers and employees (who in some cases also are directors, officers and employees of the Company) for the financing and improvement of their personal residences as well as consumer loans. If to directors and certain executive officers, all such loans are approved in advance by the Bank's Board of Directors and are made on substantially the same terms, including interest rates and collateral, as those for comparable transactions prevailing at the time with other persons and do not involve more than the normal risk of collectibility or contain other unfavorable features.

     Set forth below is certain information regarding loans in excess of an aggregate amount of $60,000 per person from the Bank to executive officers and directors of the Company, which loans were outstanding during the fiscal year ended September 30, 1995 and through November 30, 1995.

                                                                                             BALANCE
                                                                            LARGEST AMOUNT   OWED TO
                                                                             OUTSTANDING       BANK
                                             TYPE       DATE     ORIGINAL       DURING          AT      INTEREST
                                            OF LOAN    OF LOAN    AMOUNT     FISCAL YEAR     11/30/95     RATE
                                           ---------   -------   --------   --------------   --------   --------
John B. Drawdy, Jr.......................  Mortgage    7/5/95     124,355       124,355      123,944         5.5%
  Senior Vice President of the Bank                                                                          ARM

     Loans as a Percentage of Stockholders' Equity. As of September 30, 1995, the aggregate outstanding balance of the Bank's loans to executive officers and directors of the Company and the Bank was $[300,000], or [0.4%] of stockholders' equity.

     Other Transactions. During the fiscal year ended September 30, 1995,there were no transactions with the Company or any of its subsidiaries in which the amount involved exceeded $60,000 and in which any director or executive officer of the Company, any nominee for election as a director, any principal stockholder, or any member of the immediate family of any of them had a direct or indirect material interest.

REPORT ON EXECUTIVE COMPENSATION

     The First Liberty Financial Corp. Compensation and Benefits Committee (the "Committee") makes this report on executive compensation for the fiscal year ended September 30, 1995.

     One of the Committee's responsibilities is to determine the compensation of the executive officers of First Liberty Financial Corp. and its subsidiaries (the "Company"), including those named in the Summary Compensation Table which appears elsewhere in this proxy statement. The components of executive compensation are salary, incentive stock options, bonus awards under the Company's Officer Profit Sharing Plan (the "OPSP"), and contributions by the Company to its retirement plan, the Employee Savings and Stock Ownership Plan (the "ESSOP") and, if applicable, the Executive Deferred Compensation Plan (the "EDCP"). Since the basis for determining the ESSOP and EDCP components of compensation was the same for executive officers and other participants in those plans during fiscal 1995, those plans will not separately be discussed in this report.

     It is the policy of the Committee to determine the salary components of executive compensation principally upon the basis of corporate performance, although the elements of corporate performance may vary from year to year and among executive officers. Among the performance factors which the Committee considers are corporate profitability, capital levels, and corporate performance relative to such industry standards as problem asset levels, loan production, regulatory compliance, and asset-liability management. The Committee does not have a formula by which it calculates the relative weight of these performance factors, but it gives significant subjective weight to the increase in the Company's overall value from year to year. The Committee also considers how the overall level of the Company's executive compensation compares with the executive compensation levels of similar-sized bank and thrift holding companies in the Southeastern United States.

     In order to better carry out its responsibilities, the Committee has continued its prior practice of employing a professional compensation and benefits consultant to conduct an executive compensation review for the Company and to make recommendations to the Committee based upon that review. In general, the consultant found that the salary component of executive compensation within the Company was generally within competitive market limits but that the chief executive officer's salary was below competitive limits. The consultant also determined that the bonus component of executive compensation was below competitive limits. All other employment benefits of the executive officer group were found to be generally within competitive limits.

     The consultant recommended that the OPSP be amended to provide for executive officers to receive the base payment otherwise payable times a percentage to be determined annually by the Committee, and that other plan participants would receive a portion of the base payment in a performance component tied to the achievement of performance-based goals established at the beginning of the fiscal year by each participant and his or her division head.

     In setting the fiscal 1995 compensation of Robert F. Hatcher, the Company's President and Chief Executive Officer, which included a salary increase of approximately 15%, and a potential increase in his OPSP bonus award to a range of from 30% to 40% of salary, the Committee did not apply an objective formula but did take into account the factors listed below. It should, however, be noted that the amount of the base OPSP bonus award is objectively determined for all officers of the Company, including Mr. Hatcher.

          1. During fiscal 1994, the Company continued to increase in value, as reflected by an approximate 5% increase in stockholders' equity from fiscal 1993.

          2. The Company continued to be profitable for the fourth consecutive year following two years of losses. Net income for fiscal 1994 increased by approximately 41% from fiscal 1993.

          3. The Company's non-performing assets declined by approximately 27% during fiscal 1994, thereby further increasing the Company's earnings potential.

     The Committee had no interlocks or relationships requiring disclosure under applicable SEC rules during fiscal 1995.

                                  FIRST LIBERTY FINANCIAL CORP.
                                  COMPENSATION AND BENEFITS COMMITTEE:
                                            C. Lee Ellis, Chairman
                                            F. Don Bradford
                                            Richard W. Carpenter
                                            Melvin I. Kruger
                                            Thomas H. McCook
                                            Jo Slade Wilbanks

PERFORMANCE GRAPH

     The following graph shows the comparison of five-year cumulative total return among (i) the Company's Common Stock, (ii) the Standard & Poor's 500 Stock Index, and (iii) the NASDAQ Bank Index.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*
             AMONG FIRST LIBERTY FINANCIAL CORP., THE S&P 500 INDEX
                           AND THE NASDAQ BANK INDEX

                                    FIRST
      MEASUREMENT PERIOD          LIBERTY FINL
    (FISCAL YEAR COVERED)            CORP          S & P 500      NASDAQ BANK
9/90                                       100             100             100
9/91                                        99             131             163
9/92                                       163             146             222
9/93                                       298             165             300
9/94                                       262             171             315
9/95                                       401             221             398

---------------

* $100 INVESTED ON 09/30/90 IN STOCK OR INDEX-
  INCLUDING REINVESTMENT OF DIVIDENDS.
  FISCAL YEAR ENDING SEPTEMBER 30.

                                 PROPOSAL NO. 2

               CLASSIFIED BOARD OF DIRECTORS AND RELATED MATTERS

     General. The Company's Articles of Incorporation (the "Articles") currently provide that the Board of Directors (the "Board") shall consist of not less than seven nor more than fifteen members, with the precise number to be fixed by the Bylaws. All directors are to be elected to the Board annually by the stockholders to serve for a one year term. The Bylaws further provide that any vacancy occurring on the Board or by reason of an increase in the number of directors or otherwise, shall be filled by a majority of the directors then in office, though less than a quorum.

     The Board unanimously has approved, and voted to recommend that the Company's stockholders approve, this proposal to amend the Articles by deleting the present Section 8 and adding a new Section 8 which would (i) divide the Board into three classes, as nearly equal in number as possible, each of which will serve for a term of three years, after a transition period, with the term of office of one class expiring each year, (ii) provide that the Board will consist of not less than six members and not more than fifteen members, with the precise number to be fixed from time to time by resolution of the Board, (iii) provide that any vacancy on the Board shall be filled by a majority vote of the directors then in office, whether or not a quorum, and (iv) provide that the minimum number of directors may be reduced to fewer than six and the maximum number increased to more than fifteen only upon the affirmative vote of the stockholders of record holding two-thirds of the then outstanding shares of Common Stock entitled to vote in elections for directors. The proposed amendment described in this proposal is being submitted to the stockholders of the Company as a single proposal.

     Purpose and Effect of the Proposed Amendment. The Board is asking stockholders to consider and adopt the amendment described in this Proposal No. 2 in order to discourage certain types of transactions that involve an actual or threatened change of control of the Company. The amendment is designed to make it more difficult and time-consuming to change majority control of the Board, thereby reducing the Company's vulnerability to an unsolicited proposal to take over the Company, particularly a proposal that does not contemplate the acquisition of all of the Company's outstanding shares, or for the restructuring or sale of all or part of the Company.

     In recent years, there has been a continuing trend towards the accumulation of substantial stock positions in public companies by third parties as a prelude to proposing a takeover or a restructuring or sale of all or part of the target company or other similar extraordinary corporate action. Such actions are often undertaken by the third party without advance notice to or consultation with management of the target company. In many cases, the purchaser seeks representation on the target company's board of directors in order to increase the likelihood that his proposal will be implemented by the company. If the target company resists the efforts of the purchaser to obtain representation on the company's board, the purchaser may commence a proxy contest to have its nominees elected to the company's board in place of certain directors or the entire board. The purchaser also may commence a proxy contest to expand the size of the board and elect a new majority. In some cases, the purchaser may not truly be interested in taking over the company, but uses the threat of a proxy fight and/or a bid to take over the company as a means of forcing the company to repurchase his equity position at a substantial premium over market price. This practice commonly is referred to as "greenmail."

     The Board of the Company believes that an imminent threat of removal of the Company's management would severely curtail the Board's ability to negotiate effectively with the proponent of an unsolicited takeover proposal, to study alternative proposals, and to help ensure that the best price is obtained in any transaction involving the Company that ultimately may be undertaken. If the real purpose of a takeover bid is to force the Company to repurchase an accumulated stock interest at a premium price, management could face the risk that if it does not repurchase the purchaser's stock interest, the Company's business and operations could be disrupted, perhaps irreparably. On the other hand, such a repurchase diverts valuable corporate resources to the benefit of a single stockholder. The proposed amendments are intended to enhance continuity of management in order to bolster the Board's ability to protect stockholders' interests where a stockholder threatens the Company with greenmail.

     Takeovers or changes in management of the Company that are proposed and effected without prior consultation and negotiation with the Company's Board are not necessarily detrimental to the Company and its stockholders. However, the Board feels that the benefits of seeking to protect its ability to negotiate with the proponent of an unfriendly or unsolicited proposal to take over or restructure the Company outweigh the disadvantages of discouraging such proposals.

     The proposed amendment, if adopted, will make more difficult or discourage a proxy contest or the assumption of control by a holder of a substantial block of the Company's stock or the removal of the incumbent Board and could thus increase the likelihood that the incumbent directors would retain their positions. At the same time, the amendment would help ensure that the Board, if confronted by a surprise proposal from a third party who recently has acquired a block of the Company's stock will have sufficient time to review the proposal, to consider appropriate alternatives to the proposal and to seek a premium price for the stockholders.

     The proposed amendment is intended to encourage persons seeking to acquire control of the Company to initiate such an acquisition through arms' length negotiations with the Company's management and Board. The amendment, if it is adopted, could also have the effect of discouraging a third party from making a tender offer or otherwise attempting to obtain control of the Company, even though such an attempt might be beneficial to the Company and its stockholders. In addition, since the amendment is designed to discourage accumulations of large blocks of the Company's stock by purchasers whose objective is to have such stock repurchased by the Company at a premium, adoption of the amendment could tend to reduce the temporary fluctuations in the market price of the Company's stock that are caused by such accumulations. Accordingly, stockholders could be deprived of certain opportunities to sell their stock at a temporarily higher market price.

     Description of the Proposed Amendment Classification of the Board. As noted above, the Company's Bylaws currently provide that all directors are to be elected annually for a one year term. If the stockholders adopt the proposed amendment, the Board will be divided into three classes of directors. Two directors will be elected for a term expiring at the 1997 Annual Meeting of Stockholders, two directors will be elected for a term expiring at the 1998 Annual Meeting of Stockholders, and three directors will be elected for a term expiring at the 1999 Annual Meeting of Stockholders. Commencing at the 1997 Annual Meeting of Stockholders, and continuing at each annual meeting thereafter, one class of directors will be elected for a three-year term.

     The classification of directors, the limitation of removal of directors (as provided by Georgia law), and the requirement that the directors fill any vacancies on the Board will have the effect of delaying and making it more difficult to change the composition of the Board. Because only one class of directors is elected each year, at least two Annual Meetings of Stockholders, instead of one, will be required to effect a change in control of the Board. Furthermore, in the event that a vacancy occurs on the Board caused by resignation, disqualification, removal for cause, death or other incapacity, or the creation of any new directorships resulting from an increase in the size of the Board of Directors, any such vacancies may be filled only by a majority of the remaining directors. It is possible that the provision could be used to dilute the influence of directors elected to the Board by the holders of the majority of the outstanding shares or by a person or entity seeking to gain control of the Company. For example, if the directors other than management's nominees are elected to fill one class of directors at an annual meeting, the remaining directors whose terms did not expire could increase the number of directors in each class and fill all newly created vacancies with directors approved by them.

     The longer time required to elect a majority of a classified Board also will help to assure continuity and stability of the Company's management and policies, since a majority of the directors at any given time will have prior experience as directors of the Company. It also should be noted that the classification provision will apply to every election of directors, whether or not a change in the Board would be beneficial to the Company and its stockholders and whether or not a majority of the Company's stockholders believes that such a change would be desirable.

     Removal of Directors; Filling Vacancies on the Board. If the proposed amendment is approved, Georgia law provides that a director, or the entire Board of Directors, may be removed by the stockholders only for cause. Currently, a vacancy on the Board, including a vacancy created by the removal of a director or by an increase in the number of directors, may be filled by the remaining directors, though less than a quorum, of if the directors do not act to fill the vacancy, by the stockholders at a meeting held for that purpose. The proposed amendment retains the provision that a majority of the remaining directors may fill a vacancy on the Board occurring during the interval between annual meetings, including a vacancy created by the removal of a director or an increase in the number of directors; however, the proposed amendment does not permit stockholders to fill such vacancies. In addition, the proposed amendment provides that any new director elected to fill a vacancy on the Board will serve for the remainder of the full term of the class in which the vacancy occurred rather than until the next annual meeting, except that the term of a director elected by the Board to fill a vacancy created by an increase in the number of directors expires at the next election of directors by the stockholders.

     The provisions of the proposed amendment relating to the removal of directors and the filling of vacancies on the Board will preclude a third party from removing incumbent directors without cause and simultaneously gaining control of the Board by filling the vacancies with its own nominees. The provisions also will reduce the power of stockholders, even those with majority interest in the Company, to remove incumbent directors and to fill vacancies on the Board.

     The provisions allowing only the Board of Directors to increase the number of directors, together with the provision that newly created directorships are to be filled by the Board, would prevent a third party seeking majority representation on the Board of Directors from obtaining such representation simply by enlarging the Board and filling the new directorships created thereby with his own nominees.

     Fixing the Number of Directors. The Bylaws currently provide that the Board shall consist of seven members, subject to amendment by the Board. If this Proposal No. 2 is adopted, the Articles would provide that the Board will consist of at least six members and not more than fifteen members, with the exact number to be fixed by resolution of the Board. Additionally, the Articles would provide that the minimum number of directors could not be reduced below six and the maximum number could not be increased above fifteen without the approval of two-thirds of the holders of the Company's Common Stock.

     The full text of the proposed amendment to the Articles to add a new
Section 8 is set forth in Exhibit A hereto. The foregoing description of the proposed amendment does not purport to be complete and is qualified in its entirety by reference to Exhibit A hereto.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE PROPOSAL TO AMEND THE COMPANY'S ARTICLES OF INCORPORATION.

                                 PROPOSAL NO. 3

      AMENDMENT OF FIRST LIBERTY FINANCIAL CORP. 1992 STOCK INCENTIVE PLAN

     General. The Board adopted the First Liberty Financial Corp. 1992 Stock Incentive Plan (the "1992 Plan") on November 24, 1992, and it was approved by the Company's stockholders on March 4, 1993. It is intended to further the growth and development of the Company by encouraging key officers of the Company or its subsidiaries to obtain a proprietary interest in the Company by purchasing its Common Stock. The Company believes that the plan aids in attracting and retaining key officers and in stimulating their efforts for the success of the Company. Incentive stock options ("ISOs") and other stock options ("Non-ISOs") may be granted under the plan (collectively, "Stock Rights"). The following summary of the principal features and effects of the plan does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the plan itself. A copy of the 1992 Plan will be furnished to stockholders without charge upon request in writing to Richard A. Hills, Jr., Secretary, First Liberty Financial Corp., 201 Second Street, Macon, Georgia 31297.

     Proposed Amendments. On October 26, 1995, The Board adopted amendments to the 1992 Plan which provide that (i) the number of shares of Common Stock authorized for issuance under the plan will be increased from 161,000 shares to 382,000 shares, an increase of 221,000 shares, and (ii) options exercisable for up to ten years may be granted under the plan.

     Administration. The 1992 Plan is administered by the Compensation and Benefits Committee (the "Committee"). The members of the Committee cannot participate in the 1992 Plan and must be "disinterested persons" within the meaning of Rule 16b-3 of the Securities Exchange Act of 1934, as amended (the "1934 Act"). The Committee has full authority to (i) determine the key officers to whom Stock Rights will be granted, as well as the terms of the Stock Rights and the number of shares of Common Stock awarded or offered pursuant to such Stock Rights, (ii) determine whether an option will constitute an ISO intended to qualify under Section 422, of the Internal Revenue Code of 1986, as amended (the "Code") or a Non-ISO not intended to qualify under Code Section 422 and
(iii) interpret the provisions of, and prescribe, amend and rescind any rules and regulations relating to the plan.

     Eligibility. Pursuant to the 1992 Plan, key officers are eligible for consideration for the granting of Stock Rights by the Committee. Presently there are eight key officers who are eligible to participate in the plan.

     Shares Available. The stock granted under the 1992 Plan is Common Stock. Only 161,000 shares of Common Stock, in the aggregate, presently may be granted under the 1992 Plan, provided that the unexercised portion of shares of Common Stock allocable to expired or terminated options may become subject to options under the 1992 Plan. On December [15], 1995, the closing price of the Common
Stock on the Nasdaq Stock Market was $[     ] per share.

     The purchase price of the Common Stock underlying each option is determined by the Committee. However, the option price for ISOs may not be less than 100% (110% for shares subject to an option held by an option holder who owns more than ten percent of the total combined voting power of all classes of stock of the Company) of the fair market value of Common Stock at the time an ISO is granted.

     Each option granted under the 1992 Plan may be exercised on such dates, during such periods and for such number of shares as determined by the Committee. The term of any option will be determined by the Committee, but the term may not exceed five years from the date of grant. Generally, no option may be exercised for at least six months after the date of grant. An option granted may be exercised for less than the full number of shares of Common Stock subject to such option. Upon exercise of an option, an option holder must pay for the Common Stock subject to the exercise. Payment may be made in cash, with Common Stock or by a combination of cash and Common Stock.

     The 1992 Plan does not permit an optionee to sell, assign or otherwise transfer options except at death. Options are exercisable during the optionee's life only by the optionee. An optionee's personal representative, heirs or legatees may exercise options after the death of the optionee.

     Options must be exercised within the earlier of: (i) three months after the optionee ceases to be in the employ of the Company or one of its subsidiaries for any reason other than death or disability; (ii) the expiration date, as determined by the Committee, listed in the option agreement; (iii) immediately upon termination of employment for cause; (iv) one year after termination of employment because of disability unless the optionee dies within this one year period; or (v) one year after the death of an optionee who dies (a) while in the employ of the Company or one of its subsidiaries, (b) within three months after termination of employment, or (c) within one year after employment terminated due to disability. The Committee may extend the above expiration dates for any Non-ISOs it grants.

     Adjustments. In the event of changes in the number of outstanding shares of Common Stock by reason of stock dividends, splits or recapitalization, an appropriate and equitable adjustment will be made by the Committee to the number and kind of shares subject to options and to the number and kind of shares remaining available for issuance under the 1992 Plan. Additionally, in the event that the Company is involved in a reorganization involving a merger, consolidation, acquisition of the Common Stock or acquisition of the assets of the Company, the Committee, in its discretion, may declare that (i) outstanding options are nonforfeitable and exercisable; (ii) outstanding options apply to the securities of the resulting corporation; and/or (iii) outstanding options are nonforfeitable and are to be terminated after giving at least thirty days notice to the option holders. If the Company is dissolved, all rights of all optionees become immediately nonforfeitable and exercisable.

     Termination and Amendment. The 1992 Plan became effective November 24, 1992, and will terminate on the later of (i) the complete exercise or lapse of the last outstanding option, or (ii) on the last date upon which options may be granted under the plan (which may not be later than ten years after the date on which the plan is adopted), subject to its earlier termination by the Board of Directors of the Company at any time. The Board of Directors of the Company may amend the 1992 Plan at any time, provided that (i) no amendment may be effected without the approval of the option holders if such amendment would affect, in any way, the rights of such option holders under the 1992 Plan, and (ii) no amendment may be effected without the approval of the stockholders of the Company if the amendment would cause the applicable portions of the 1992 Plan to fail to qualify as an "incentive stock option plan" pursuant to Code Section 422, or such shareholder approval is required under code Section 422, Section 16 of the 1934 Act or any other applicable law or regulation.

     Federal Income Tax Consequences. The Company intends that part of the plan qualify as an incentive stock option plan, and that any option granted in accordance with such portion of the 1992 Plan qualify as an ISO, all within the meaning of Code Section 422. The tax effects of any other stock option granted under the plan should be determined under Section 83 of the Code. The following is a brief description of the consequences under the Code of the receipt of Stock Rights under the plan.

     An option holder has no tax consequences upon issuance or, generally, upon exercise of an ISO. An option holder will recognize income when he sells or exchanges the shares acquired upon exercise of an ISO. This income will be taxed at the applicable capital gains rate if the sale or exchange occurs after the expiration of the requisite holding periods. Generally, the requisite holding periods expire two years after the date of grant of the ISO and one year after the date of acquisition of the Common Stock pursuant to the exercise of the ISO.

     If an option holder disposes of the Common Stock acquired pursuant to exercise of an ISO before the expiration of the requisite holding periods, the option holder will recognize compensation income in an amount equal to the difference between the option price and the lesser of (i) the fair market value of the shares on the date of exercise and (ii) the price at which the shares are sold. This amount will be taxed at ordinary income rates. If the sale price of the shares is greater than their fair market value on the date of exercise, the difference will be recognized as gain by the option holder and taxed at the applicable capital gains rate. If the sale price of the shares is less than the option price, the option holder will recognize a capital loss equal to the excess of the option price over the sales price.

     For these purposes, the use of shares acquired upon exercise of an ISO to pay the option price of another option (whether or not it is an ISO) will be considered a disposition of the shares. If this disposition occurs before the expiration of the requisite holding periods, the option holder will have the same tax consequences as are described above in the preceding paragraph. If the option holder transfers any such shares after holding them for the requisite holding periods or transfer shares acquired pursuant to exercise of a Non-ISO or on the open market, he generally will not recognize any income upon the exercise. Whether or not the transferred shares were acquired pursuant to an ISO and regardless of how long the option holder has held such shares, the basis of the new shares received pursuant to the exercise will be computed in two steps. In the first step, a number of new shares equal to the number of older shares tendered (in payment of the option's exercise) is considered exchanged under
Section 1036 of the Code and the rulings thereunder; these new shares receive the same holding period and the same basis the option holder had in the old tendered shares, if any, plus the amount included in income from the deemed sale of the old shares and the amount of cash or other nonstock consideration paid for the new shares, if any. In the second step, the number of new shares received by the option holder in excess of the old tendered shares receives a basis of zero, and the option holder's holding period with respect to such shares commences upon exercise.

     An option holder may have tax consequences upon exercise of an ISO if the aggregate fair market value of shares of the Common Stock subject to ISOs which first become exercisable by an option holder in any one calendar year exceeds $100,000. If this occurs, the excess shares will be treated as though they are subject to a Non-ISO instead of an ISO. Upon exercise of an option with respect to these shares, the option holder will have the tax consequences described below with respect to the exercise of Non-ISOs.

     Finally, except to the extent that an option holder has recognized income with respect to the exercise of an ISO (as described in the preceding paragraphs), the amount by which the fair market value of a share of the Common Stock at the time of exercise of the ISO exceeds the option price will be included in determining an option holder's alternative minimum taxable income and may cause the option holder to incur an alternative minimum tax liability in the year of exercise.

     There will be no tax consequences to the Company upon issuance or, generally, upon exercise of an ISO. However, to the extent that an option holder recognizes ordinary income upon exercise, as described above, the Company will have a deduction in the same amount.

     Neither the Company nor the option holder has income tax consequences from the issuance of Non-ISOs. Generally, in the tax year when an option holder exercises Non-ISOs, the option holder recognizes ordinary income in the amount by which the fair market value of the shares at the time of exercise exceeds the option price for such shares. The Company will have a deduction in the same amount as the ordinary income recognized by the option holder in the Company's tax year in which or with which the option holder's tax year (of exercise) ends.

     If an option holder exercises a Non-ISO by paying the option price with previously acquired Common Stock, the option holder will recognize income (relative to the new shares he is receiving) in two steps. In the first step, a number of new shares equivalent to the number of older shares tendered (in payment of the Non-ISO exercised) is considered to have been exchanged in accordance with Section 1036 of the Code and the rulings thereunder, and no gain or loss is recognized. In the second step, with respect to the number of new shares acquired in excess of the number of old shares tendered, the option holder will recognize income on those new shares equal to their fair market value less any nonstock consideration tendered.

     The new shares equal to the number of the older shares tendered will receive the same basis the option holder had in the older shares and the option holder's holding period with respect to the tendered older shares will apply to those new shares. The excess new shares received will have a basis equal to the amount of income recognized by the option holder by exercise, increased by any nonstock consideration tendered. Their holding period will commence upon the exercise of the option.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE PROPOSAL TO AMEND THE FIRST LIBERTY FINANCIAL CORP. 1992 STOCK INCENTIVE PLAN.

                                 PROPOSAL NO. 4

   APPROVAL OF FIRST LIBERTY FINANCIAL CORP. 1995 DIRECTOR STOCK OPTION PLAN

     General. On November 21, 1995, the Board of Directors of the Company adopted the First Liberty Financial Corp. 1995 Director Stock Option Plan (the "DSOP"), subject to the approval of the DSOP by the Company's stockholders. The DSOP is intended to further the growth and development of the Company by encouraging directors of the Company who are not employees of the Company to obtain proprietary interests in the Company by owning its stock. The Company intends that the DSOP will provide such persons with an added incentive to continue to serve as directors and will stimulate their efforts in promoting the growth, efficiency and profitability of the Company, thereby more closely aligning their interests with those of stockholders generally. If the DSOP is approved by the stockholders, it will become effective as of that date (the "Effective Date") and stock options will be granted to eligible directors of the Company pursuant to the DSOP as of the Effective Date. See "Anticipated DSOP Options Which Will be Granted" below.

     The following summary of the principal features and effects of the plan does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the plan itself. A copy of the 1992 Plan will be furnished to stockholders without charge upon request in writing to Richard A. Hills, Jr., Secretary, First Liberty Financial Corp., 201 Second Street, Macon, Georgia 31297.

     Type of Awards. Only nonqualified stock options may be granted under the DSOP ("DSOP Options").

     Administration. The DSOP will be administered by a committee consisting of two or more individuals appointed by the Board of Directors of the Company from among its members and shall initially be made up of the members of the Compensation and Benefits Committee of the Board of Directors (the "DSOP Committee"). The Board from time to time may remove members from, or add members to, the DSOP Committee, and vacancies will be filled by the Board.

     The DSOP Committee will have authority (to the extent that such authority does not disqualify the DSOP from being a "formula plan" within the meaning of Rule 16b-3 of the 1934 Act) (i) to determine the terms and provisions of the agreements by which DSOP Options shall be evidenced, (ii) to interpret the provisions of, and prescribe, amend and rescind any rules and regulations relating to, the DSOP, and (iii) to make all determinations necessary or advisable for the administration of the DSOP.

     Eligibility for and Grants of DSOP Options. Under the terms of the DSOP, directors of the Company who are not employees of the Company and who are not and never have been officers of the Company or any of its subsidiaries shall be eligible to receive DSOP Options ("Eligible Director"). As of the Effective Date, each Eligible Director as of such date shall be granted a DSOP Option to purchase 5,000 shares of Common Stock (collectively, the "Initial Grants"). Each Eligible Director who becomes eligible after the Effective Date and who has not previously served as a director of the Company shall be granted a DSOP Option to purchase 1,000 shares of Common Stock as of the date he or she becomes a director. If the DSOP is approved by the stockholders at the Annual Meeting, six directors of the Company will receive grants of DSOP Options for the purchase of 30,000 shares of Common Stock, in the aggregate. See "Anticipated DSOP Options Which Will Be Granted."

     Thereafter, each Eligible Director shall receive, on an annual basis, an additional grant of DSOP Options for the purchase of 1,000 shares of Common Stock if the Company's return on equity for the preceding fiscal year has been at least 10%.

     Shares Available. The stock underlying the DSOP Options is the Common Stock of the Company. Up to 50,000 shares of Common Stock, in the aggregate, may be granted or purchased under the DSOP. Shares of Common Stock allocable to the unexercised portion of expired or terminated DSOP Options may again become subject to DSOP Options.

     Option Price. The purchase price of the Common Stock underlying each DSOP Stock Option will be the fair market value of Common Stock on the date the option is granted, which shall be the date of stockholder approval of the DSOP in the case of the Initial Grants.

     Vesting. Each DSOP Stock Option shall be fully vested as of the date it is granted.

     Term and Exercise of Options. Each DSOP Stock Option may be exercised on such dates, during such periods and for such number of shares as determined by the DSOP Committee and as specified in each option agreement. The term of any DSOP Stock Option will be determined by the DSOP Committee, but the term may not exceed ten years from the date of grant. No DSOP Stock Option may be granted after ten years from the Effective Date. A DSOP Stock Option may be exercised for less than the full number of shares of Common Stock subject to such option, provided that no option may be exercised for less than (i) 1,000 shares or (ii) the total remaining shares subject to the option, if less than 1,000 shares. Upon exercise of a DSOP Stock Option, an option holder must pay for the Common Stock subject to the exercise. Payment may be made in cash, in Common Stock (including the retention by the Company of optioned shares of Common Stock with a fair market value equal to the exercise price), in property or by performance of services (if acceptable to the DSOP Committee and allowed under applicable law), or by a combination of the foregoing.

     Transfer. The DSOP does not permit an optionee to sell, assign or otherwise transfer options except at death. Options are exercisable during the optionee's life only by the optionee. An optionee's personal representative, heirs or legatees may exercise options after the death of the optionee.

     Termination of Service as Director. DSOP Options generally must be exercised within the earlier of (i) 12 months after the optionee ceases to be in the service of the Company as a director for any reason other than death or disability; (ii) the expiration date of the DSOP Option; (iii) immediately upon the removal of the optionee as a director of the Company for cause; (iv) one year after termination of service with the Company as a director because of disability unless the optionee dies within this one year period; or (v) one year after the death of an optionee who dies (a) while in the service of the Company as a director, (b) within 12 months after termination of service with the Company as a director (for any reason other than cause; or (c) within one year after service as a director with the Company is terminated due to disability. However, the DSOP Committee may provide different exercise expiration periods with respect to DSOP Options.

     Amendment and Termination. The Board may amend or terminate the DSOP at any time, provided that (i) no amendment may be effected without the approval of the option holders if such amendment would affect, in any way, the rights of such option holders under the DSOP, and (ii) no amendment may be effected without the approval of the stockholders of the Company if (1) the amendment would materially increase the benefits accruing to participants under the DSOP,
(2) the amendment would materially increase the number of shares which may be issued under the DSOP, or (3) the amendment would materially modify the requirements as to eligibility for participation in the DSOP. Additionally, no amendment may be made to the DSOP more than once every six months, other than to comport with changes in the Code, ERISA, or the rules and regulations promulgated thereunder.

     The DSOP will terminate on the later of (a) the complete exercise or lapse of the last outstanding DSOP Stock Option granted under the DSOP, or (b) the last date upon which options may be granted under the DSOP (which may not be later than five years after the date on which the DSOP is approved by stockholders of the Company), subject to its earlier termination by the Board at any time.

     Adjustments. In the event of changes in the number of outstanding shares of Common Stock by reason of stock dividends, splits or recapitalization, an appropriate and equitable adjustment will be made by the DSOP Committee to the number and kind of shares subject to DSOP Options and to the number and kind of shares remaining available for issuance pursuant to DSOP Options. Additionally, in the event that the Company is involved in a reorganization involving a merger, consolidation, transfer of Common Stock or transfer of the assets of the Company, the DSOP Committee may, in its discretion, declare that (i) outstanding options are nonforfeitable and exercisable; (ii) outstanding options apply to the securities of the resulting corporation; and/or (iii) outstanding options are nonforfeitable and are to be terminated after giving at least 30 days notice to the option holder. If the Company is dissolved, all of the rights of all optionees will become immediately nonforfeitable and exercisable through the date of dissolution.

     Federal Income Tax Consequences. The Company intends that the tax effects of any stock option granted under the DSOP should be determined under Section 83 of the Code. The following is a brief description of the consequences under the Code of the receipt or exercise of DSOP Options.

     Because DSOP Options are non-qualified stock options, neither the Company nor the option holder has income tax consequences from the issuance of DSOP Options. Generally, in the tax year when an option holder exercises DSOP Options, the option holder recognizes ordinary income in the amount by which the fair market value of the shares at the time of exercise exceeds the option price of such shares. The Company will have a deduction in the same amount as the ordinary income recognized by the option holder in the Company's tax year in which or with which the option holder's tax year (of exercise) ends.

     If an option holder exercises a DSOP Option by paying the option price with previously acquired Common Stock, the option holder will recognize income (relative to the new shares he is receiving) in tow steps. In the first step, a number of new shares equivalent to the number of older shares tendered (in payment of the DSOP exercised) is considered to have been exchanged in accordance with Section 1036 of the Code and the rulings thereunder, and no gain or loss is recognized. In the second step, with respect to the number of new shares acquired in excess of the number of old shares tendered, the option holder will recognize income on those new shares equal to their fair market value less any non-stock consideration tendered.

     The new shares equal to the number of the older shares tendered will receive the same basis the option holder had in the older shares, and the option holder's holding period with respect to the tendered older shares will apply to those new shares. The excess new shares received will have a basis equal to the amount of income recognized by the option holder by exercise, increased by any nonstock consideration tendered. Their holding period will commence upon the exercise of the option.

     ERISA. The DSOP is not, and is not intended to be, an employee benefit plan or qualified retirement plan. The DSOP is not, therefore, subject to the Employee Retirement Income Security Act of 1974, as amended, or Section 401(a) of the Code.

     Effective Date of DSOP. The DSOP will become effective as of the date it is approved by the stockholders of the Company at the Annual Meeting.

     Anticipated DSOP Options Which Will Be Granted. The table set forth below shows the grants of DSOP Options that will be made as of the date the DSOP is approved by the stockholders:

                               NEW PLAN BENEFITS
            FIRST LIBERTY FINANCIAL CORP. DIRECTOR STOCK OPTION PLAN

                        NAME AND POSITION                           DOLLAR VALUE   NUMBER OF SHARES
------------------------------------------------------------------  ------------   ----------------
F. Don Bradford, Director.........................................        (1)            5,000
Richard W. Carpenter, Director....................................        (1)            5,000
C. Lee Ellis, Director............................................        (1)            5,000
Melvin I. Kruger, Director........................................        (1)            5,000
Thomas H. McCook, Director........................................        (1)            5,000
Jo Slade Wilbanks, Director.......................................        (1)            5,000
All Eligible Directors as a Group (6 persons).....................        (1)           30,000
Executive Officer Group (2) (11 persons)..........................       n/a               n/a
Non-Executive-Officer Employee Group (2) ([       ] persons)......       n/a               n/a

---------------

(1) On the Effective Date, each non-employee director of the Company elected to that position at the Annual Meeting will receive a DSOP Option for 5,000 shares of Common Stock. Only non-employee directors are eligible to receive DSOP Options. Options are granted at the market value of the Common Stock on the date of grant. The value of options will depend on the market price of the Common Stock at the time they are exercised. Future options will depend on the Company's return on equity being not less than 10%.
(2) Executive officers and other employees of the Company are not eligible to receive options under the DSOP.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE PROPOSAL TO APPROVE THE FIRST LIBERTY FINANCIAL CORP. 1995 DIRECTOR STOCK OPTION PLAN.

                 COMPLIANCE WITH SECTION 16(A) OF THE 1934 ACT

     Section 16(a) of the 1934 Act and regulations of the SEC require the Company's executive officers and directors and persons who beneficially own more than ten percent of any class of equity securities of the Company, as well as certain affiliates of such persons, to file initial reports of ownership of any equity securities of the Company and subsequent reports of changes in ownership of such securities with the SEC and the National Association of Securities Dealers, Inc. Such persons also are required by SEC regulations to furnish the Company with copies of all Section 16(a) reports they file. Based solely on its review of the copies of such reports received by it and written representations from such reporting persons that no other reports were required for those persons, the Company believes that, during the fiscal year ended September 30, 1995, all filing requirements applicable to its directors and executive officers were complied with in a timely manner, except that J. Randall Griffin, a Senior Vice President of the Bank, did not file on a timely basis one report with respect to his sale of 600 shares of Common Stock. That report now has been filed.

                SPECIAL NOTE CONCERNING INDEPENDENT ACCOUNTANTS

     The firm of Coopers & Lybrand L.L.P. has served as independent accountants of the Company or the Bank each year since 1977 and is considered by management of the Company to be well qualified. The Board of Directors has selected Coopers & Lybrand L.L.P. to serve as the Company's independent accountants for the fiscal year ending September 30, 1996.

     Representatives of Coopers & Lybrand L.L.P. will be present at the Annual Meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from stockholders.

                 STOCKHOLDER PROPOSALS FOR 1997 ANNUAL MEETING

     Stockholder proposals intended to be presented at the 1997 Annual Meeting of Stockholders of the Company must be received by the Company at its headquarters at 201 Second Street, Macon, Georgia 31297, addressed to the attention of the Secretary, on or before [August 22], 1996 to be eligible for inclusion in the Company's proxy statement and form of proxy relating to that meeting.

             OTHER MATTERS WHICH MAY COME BEFORE THE ANNUAL MEETING

     The Board of Directors of the Company knows of no matters other than those referred to in the accompanying Notice of Annual Meeting of Stockholders which may properly come before the Annual Meeting. However, if any other matter should be properly presented for consideration and voting at the Annual Meeting or any adjournments thereof, it is the intention of the persons named as proxies on the enclosed form of proxy card to vote the shares represented by all valid proxy cards in accordance with their judgment of what is in the best interest of the Company.

                                          By Order of the Board of Directors.

                                          /s/ Richard A. Hills, Jr.
                                          -------------------------
                                          RICHARD A. HILLS, JR.
                                          Secretary

Macon, Georgia
December [20], 1995

                                 ANNUAL REPORTS

     A copy of the Summary Annual Report to Stockholders is being mailed to each stockholder of record together with these proxy materials. The audited financial statements of the Company for the year ended September 30, 1995, together with Management's Discussion and Analysis of Financial Conditions and Results of Operations, are included in Appendix A to this Proxy Statement. The Company has filed with the Securities and Exchange Commission its Annual Report on Form 10-K for the fiscal year ended September 30, 1995. This Annual Report on Form 10-K contains detailed information concerning the Company and its operations which is not included in the Summary Annual Report to Stockholders, or in Appendix A to this Proxy Statement. A COPY OF THIS REPORT WILL BE FURNISHED TO STOCKHOLDERS WITHOUT CHARGE UPON REQUEST IN WRITING TO: Richard A. Hills, Jr., Secretary, First Liberty Financial Corp., 201 Second Street, Macon, Georgia 31297. THE ANNUAL REPORT ON FORM 10-K, THE SUMMARY ANNUAL REPORT AND APPENDIX A ARE NOT A PART OF THE COMPANY'S SOLICITING MATERIAL.

                                                                       EXHIBIT A

              PROPOSED AMENDMENT TO THE ARTICLES OF INCORPORATION
                        OF FIRST LIBERTY FINANCIAL CORP.

      PROPOSAL NO. 2 -- AMENDED SECTION 8 OF THE ARTICLES OF INCORPORATION

     As amended, Section 8 of the Articles of Incorporation would provide as follows:

                                   SECTION 8

                               Board of Directors

     (a) The corporation shall be under the direction of a board of directors. The board of directors shall be divided into three classes as nearly equal in number as possible, with the term of office of one class expiring each year. At the meeting of stockholders at which this Section 8 is adopted and approved, one class of directors shall be elected to hold office for a term expiring at the first annual meeting thereafter, one class of directors shall be elected to hold office for a term expiring at the second annual meeting thereafter and one class of directors shall be elected to hold office for a term expiring at the third annual meeting thereafter. At each annual meeting of the stockholders held after the meeting at which this Section 8 is adopted and approved, the directors of one class shall be elected to hold office for a term expiring at the third annual meeting following their election and until their successors shall have been duly elected and qualified; at the next succeeding annual meeting, the directors of a second class shall be elected to serve for such term; and at the third succeeding annual meeting, the directors of the third class be elected to serve for such term. During the intervals between annual meetings of stockholders, any vacancy occurring in the board of directors caused by the resignation, removal, death or other incapacity of one or more directors, and any newly created directorships resulting from an increase in the number of directors, shall be filled by a majority vote of the directors then in office, whether or not a quorum. Each director elected by the board of directors to fill a vacancy shall hold office for the unexpired term in respect of which such vacancy occurred. Each director elected by the board of directors to fill a newly created directorship or any decrease in directorships shall be so apportioned among the classes as to make all classes as nearly equal in number as possible.

     (b) The board of directors shall consist of not less than six nor more than fifteen members, the precise number to be fixed by resolution of the board of directors from time to time. The minimum number of directors as set forth herein may be reduced below six and the maximum number of directors as set forth herein may be increased above fifteen only upon the affirmative vote of the stockholders of record holding two-thirds ( 2/3) of the then outstanding shares of stock of each class of the corporation entitled to vote in elections for directors at a meeting of stockholders called for that purpose.

                             [FIRST LIBERTY LOGO]

                                                                      EXHIBIT B

REVOCABLE PROXY
                                  COMMON STOCK
                         FIRST LIBERTY FINANCIAL CORP.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR THE 1996 ANNUAL MEETING OF STOCKHOLDERS


         The undersigned hereby appoints Thomas H. McCook, Robert F. Hatcher and Richard A. Hills, Jr., and each of them, proxies, with full power of substitution, to act for and in the name of the undersigned to vote all shares of Common Stock of First Liberty Financial Corp. (the "Company") which the undersigned is entitled to vote at the 1996 Annual Meeting of Stockholders of the Company, to be held in the Community Room, First Liberty Bank Tower, 201 Second Street, Macon, Georgia, on Wednesday, January 31, 1996, at 2:00 p.m., local time, and at any and all adjournments thereof, as indicated below.

   THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE BELOW-LISTED PROPOSALS

1) Elect as directors the seven nominees listed below to serve until the 1997 Annual Meeting of Stockholders (if Proposal No. 2 is not adopted) or for the terms indicated below (if Proposal No. 2 is adopted) and until their successors are elected and qualified (except as marked to the contrary below):

         [ ]   FOR ALL NOMINEES listed below                        [ ]   WITHHOLD AUTHORITY to vote
                 (except as marked to the contrary below).                     for all nominees listed below.

         INSTRUCTION: To withhold authority to vote for any individual nominee, strike a line through the nominee's name in the list below.

         Class I (Term Expires 1997): Melvin I. Kruger and Jo Slade Wilbanks; Class II (Term Expires 1998): F. Don Bradford and Richard W Carpenter; Class III (Term Expires 1999): C. Lee Ellis, Robert F. Hatcher and
           Thomas H. McCook.

2) Amend the Articles of Incorporation to provide for a classified Board of Directors and related matters.

         [ ]   FOR                [ ]   AGAINST             [ ]   ABSTAIN

3)       Amend the First Liberty Financial Corp. 1992 Stock Incentive Plan to
         (i) increase by 221,000 the number of shares of Common Stock authorized for issuance under the Plan and (ii) permit the grant of options exerciseable for up to ten years.

         [ ]   FOR                [ ]   AGAINST             [ ]   ABSTAIN

4)       Approve the First Liberty Financial Corp. 1995 Director Stock Option
         Plan.

         [ ]   FOR                [ ]   AGAINST             [ ]   ABSTAIN

         In their discretion, the proxies are authorized to vote upon such other business as properly may come before the Annual Meeting and any and all adjournments thereof.

PLEASE COMPLETE, DATE, SIGN AND MAIL THIS PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

          (Continued, and to be signed and dated, on the reverse side)

                        (Continued from the other side)

PROXY - SOLICITED BY THE BOARD OF DIRECTORS

This proxy card will be voted as directed. If no instructions are specified, this proxy card will be voted "FOR" the proposals listed on the reverse side of this proxy card. If any other business is presented at the Annual Meeting, this proxy card will be voted by the proxies in their best judgment. At the present time, the Board of Directors knows of no other business to be presented at the Annual Meeting.

The undersigned may elect to withdraw this proxy card at any time prior to its use by giving written notice to the Secretary of the Company, by executing and delivering to the Secretary a duly executed proxy card bearing a later date, or by appearing at the Annual Meeting and voting in person.



                                           ------------------------------------
                                           Signature



                                           ------------------------------------
                                           Signature, if shares held jointly


                                           Date:
                                                 ------------------------------

Please mark, date and sign exactly as your name appears on this proxy card. When shares are held jointly, both holders should sign. When signing as attorney, executor, administrator, trustee, guardian or custodian, please give your full title. If the holder is a corporation or a partnership, the full corporate or partnership name should be signed by a duly authorized officer.

    Do you plan to attend the Annual Meeting?          [ ]   YES       [ ]    NO







To Our Stockholders:

It is my plesure to invite you to attend the 1996 Annual meeting of Stockholders of First Liberty Financial Corp. at 2:00 p.m. on Wednesday, January 31, 1996, in the Community Room of First Leberty Bank Tower, 01 Second Street, Macon Georgia.

Please read the enclosed proxy statement and return the completed proxy card as soon as possible. We need and value your input - being an involved stockholder is one of the best ways you can contribute to First Liberty's continued success.

Sincerely,

Robert F. Hatcher
President and Chief Executive Officer


                                    AGENDA

        Introduction of directors, community directors, and senior Officers

        Report on the Company's progress

        Report on voting

        Questions and answers